Exhibit 10.8

MARKETING AGREEMENT

This Marketing Agreement (the “Agreement”) by and among EYII LLC, a Wyoming limited liability company (“EYII”) and Allied Recycling Corp, a Wyoming corporation (“ARC” or the “Company”) is entered into as of the 5th day of July 2014.

WHEREAS, EYII has developed a chemical solution to speed the separation of oil and its solids from water in existing tanks and from producing wells and their storage facilities currently unbranded (the “Separator”) which is marketed and sold to oil production and storage facilities throughout the United States;

WHEREAS, ARC has agreed to raise capital and provide stock of itself or its parent Virtual Sourcing, Inc. for collaterilization or other potential purposes valued up to  $500,000 to EYII; and

WHEREAS, EYII and ARC have agreed that ARC has the exclusive wholesale marketing rights to the Separator throughout the United States of America. All distributorship, retail or end user contracts or agreements submitted through EYII for delivery of products will be delivered at wholesale through ARC. EYII providing the Company with certain exclusive marketing rights to the Separator and ARC  assisting in providing the capital and  marketing expertise on behalf of the Company.

NOW, THEREFORE, the parties agree as follows:

1.
Exclusive Marketing Rights.  In consideration of the issuance to EYII of 5,000,000 restricted shares of the common stock of Virtual Sourcing, Inc., to be delivered when available (the “Shares”), it shall grant ARC the exclusive right, subject to the terms and conditions of this Agreement, to market and sell at the wholesale level the Separator or other products that EYII may develop and market.

2.
Purchase of EYII Products.  ARC shall purchase the Separator from EYII at a price equal to 66.67% of the suggested retail price or the invoice price EYII customarily sells at to the end user (current retail is quoted at $1,200 per barrel), payable to EYII within 5 days after the earlier of (i) receipt of payment from the customer or (ii) receipt of cash from a factor. In the event ARC engages the services of a factor, the fees charged by the factor on each invoice to be paid will reduce the amount ARC owes EYII.  In the event that the ARC desires to purchase the Separator not in response to customer orders but for inventory purposes, the selling price to the ARC shall be determined based upon the agreement of EYII and ARC at such time.

3.	Warranties and Representations of EYII

(a)
Organization Good Standing and Qualification.  EYII LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Wyoming and has all power and authority required to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby.

(b)	Subsidiaries. EYII has no subsidiaries

(c)
Due Authorization.  All  actions on the part of EYII necessary for the authorization, execution, delivery of, and the performance of all obligations of EYII under this Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder (the “Transaction Documents”) have been taken and no further consent or authorization of EYII, its  Managing Member    is required, and this Agreement constitutes the legal, valid and binding obligation of EYII, enforceable against EYII in accordance with its terms.

(d)
Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self regulatory agency in the United States is required in connection with the consummation of transactions contemplated by this Agreement.

(e)
Non-Contravention. Neither the execution and delivery by EYII of this Agreement or the Transaction Documents, nor the consummation by EYII of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of its charter or by laws, (ii) require on the part of EYII any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which EYII is a party or by which EYII is bound or to which any of its assets is subject, (iv) result in the imposition of any encumbrance upon any assets of EYII, or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EYII or any of its properties  or assets.

(f)
Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending or, threatened:  (i) against EYII its properties or assets, or, to EYII’s knowledge, against any officer, director or employee of EYII in connection with such person’s  relationship with, or actions taken on behalf of, EYII, or (ii) that seeks to prevent, enjoin, adversely alter, challenge or delay the transactions contemplated by the Transaction Documents.  EYII is not a party to nor subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that could reasonably be expected to prevent, enjoin, adversely alter, challenge or delay the consummation of the transactions contemplated by the Transaction Documents.

(g)	Intellectual Property.

 Section 3(g) of the Disclosure Schedule is a true and complete list of: (A) all patents, copyright registrations, mask works, trademarks, service marks, trade dress, and any renewals, applications and registrations for any of the foregoing, that are owned by or on behalf of EYII that directly relate to the Separator; and (B) all material licenses, sublicenses and other agreements to which EYII is a party and pursuant to which EYII or any other person is authorized to use any EYII intellectual property or exercise any other right with regard thereto.  The disclosures described in clause (B) hereof include the identities of the parties to the relevant agreements, a description of the nature and subject matter thereof, the term thereof and the applicable royalty or summary of any formula or procedure for determining such royalty.

 Each item of EYII intellectual property is either (i) owned solely by EYII free and clear of all encumbrances; or (ii) rightfully used and authorized for use by EYII and its successors pursuant to a valid and existing license.  EYII has the exclusive right to use all of its intellectual property except as disclosed on the Disclosure Schedule.  All EYII intellectual property that consists of license or other rights to third party property is separately set forth in the Disclosure Schedule.  To the extent EYII intellectual property includes trade secrets, know-how, or other confidential information, EYII has at all times taken all commercially reasonable steps to protect and preserve its legal rights in such trade secrets, know-how or confidential information and to preserve the confidentiality of any information owned by another party and provided to EYII on a confidential basis and to use such information only as permitted by the owner thereof.

EYII is not, nor as a result of the execution or delivery of this Agreement and all other agreements contemplated hereby, or performance of EYII’s obligations hereunder or the consummation of the transactions contemplated hereby, will EYII be, in violation of any license, sublicense or other agreement relating to any EYII intellectual property to which EYII is a party or otherwise bound. EYII is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by EYII in its intellectual property.

To the knowledge of EYII, no EYII intellectual property or product produced, manufactured, licensed or sold by EYII infringes (and the use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any such EYII Intellectual Property or product will not infringe) any copyright, patent, trade secret, trademark, service mark, trade name, firm name, domain name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, or right in personal data of any person. As used in this Agreement, person shall mean any individual, sole proprietorship, enterprise, firm, partnership, limited liability company, joint venture, trust, unincorporated association, corporation, or entity. There has not been asserted against EYII or, to the knowledge of EYII, threatened by any person, nor are there any valid grounds for, any claim (i) challenging the validity, effectiveness, or ownership by EYII of any EYII intellectual property or product produced, manufactured, licensed or sold by EYII or (ii) to the effect that any EYII intellectual property or product produced, manufactured, licensed or sold by EYII (or the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale, or any other exercise of rights in any such EYII intellectual property or product) infringes or will infringe on any intellectual property or other proprietary or personal right of any person.  There are no legal or governmental proceedings, including interference, re-examination, reissue, opposition, nullity, or cancellation proceedings pending that relate to any EYII intellectual property, other than review of pending patent applications, and EYII is not aware of any information indicating that such proceedings are threatened or contemplated by any governmental entity or any other person. To the knowledge of EYII, all granted or issued patents and mask works and all registered trademarks and copyright registrations that are included in the EYII intellectual property are valid, enforceable and subsisting.  To the knowledge of EYII, there is no unauthorized use, infringement, or misappropriation of any EYII intellectual property by any person (including any employee or former employee).

(h)
Compliance with Law and Charter Documents.  EYII is not in violation or default of any provisions of its Articles of Incorporation or Bylaws.  EYII has complied and is currently in compliance with all applicable statutes, laws, rules, regulations and orders of the United States and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over EYII’s business or properties. EYII is not in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in any material respect in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which EYII is a party or by which EYII is bound or by which the properties of EYII are bound.

(i)
Investment Experience.  EYII understands that the purchase of the Series A involves substantial risk.   EYII represents that (i) it is able to bear the substantial economic risks of an investment in the Series A for an indefinite period of time, and (ii) it has no need for liquidity in such investment.

(j)
 Disclosure. The information set forth in the Transaction Documents as of the date hereof contains no untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

4.
Representations and Warranties of ARC.  ARC represents and warrants to EYII that except as set forth in the Disclosure Schedule, the statements contained in this Section 10  are true and correct as of the date of this Agreement.  The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Section 10, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Section 10 to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.

(a)
Organization Good Standing and Qualification.  ARC is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming and has all power and authority required to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby.  ARC is qualified to do business and is in good standing in each jurisdiction as a foreign corporation, in which the conduct of its business, or the ownership or leasing of its properties requires such qualification, except where the failure to be so qualified would not have a material adverse effect on EYII.

(b)
Subsidiaries.  ARC has no subsidiaries but expects to complete the acquisition of one or more entities intended to become subsidiaries of or joint ventures with ARC in a short period after completing this agreement.

(c)
Due Authorization.  All actions on the part of ARC necessary for the authorization, execution, delivery of, and the performance of all obligations of ARC under this Agreement and the Transaction Documents have been taken and no further consent or authorization of ARC, its  Board of Directors  or ARC’s shareholders  is required, and this Agreement constitutes the legal, valid and binding obligation of ARC, enforceable against ARC in accordance with its terms.

(d)
Governmental Consents.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or notice to, any federal, state or local governmental authority or self regulatory agency in the United States is required in connection with the consummation of transactions contemplated by this Agreement.

(e)
Non-Contravention. Neither the execution and delivery by ARC of this Agreement or the Transaction Documents, nor the consummation by ARC of the transactions contemplated hereby or thereby, will (i) conflict with or violate any provision of its charter or by laws, (ii) require on the part of ARC any notice to or filing with, or any permit, authorization, consent or approval of, any governmental entity, (iii) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which ARC is a party or by which ARC is bound or to which any of its assets is subject, (iv) result in the imposition of any encumbrance upon any assets of ARC or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ARC or any of its properties  or assets.

(f)
Litigation.  There is no action, suit, proceeding, claim, arbitration or investigation pending or, threatened:  (i) against ARC, its properties or assets, or, to ARC’s knowledge, against any  officer, director or employee of ARC in connection with such person’s  relationship with, or actions taken on behalf of, ARC, or (ii) that seeks to prevent, enjoin, adversely alter, challenge or delay the transactions contemplated by the Transaction Documents.  ARC is not a party to nor subject to the provisions of, any order, writ, injunction, judgment or decree of any court or government agency or instrumentality that could reasonably be expected to prevent, enjoin, adversely alter, challenge or delay the consummation of the transactions contemplated by the Transaction Documents.

(g)
Compliance with Law and Charter Documents.  ARC is not in violation or default of any provisions of its Articles of Incorporation or Bylaws.  ARC has complied and is currently in compliance with all applicable statutes, laws, rules, regulations and orders of the United States and all states thereof, foreign countries and other governmental bodies and agencies having jurisdiction over ARC’s business or properties. ARC is not in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in any material respect in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which ARC is a party or by which ARC is bound or by which the properties of ARC are bound.

(h)
Investment Experience.  ARC understands that the purchase of the common stock involves substantial risk.   ARC represents that (i) it is able to bear the substantial economic risks of an investment in the common stock for an indefinite period of time, and (ii) it has no need for liquidity in such investment.

(i)
Disclosure.  The information set forth in the Transaction Documents as of the date hereof contains no untrue statement of a material fact nor omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

5.
Infringement.  In the event any claim is made concerning infringement of any of the patents covering the Separator or any claim is made that the patents and trademarks infringe upon any intellectual property rights of any third party, ARC shall give notice to EYII and EYII shall take such action including filing or defending any lawsuit as it deems reasonably necessary.  In such event ARC and the Company shall be entitled to indemnification as provided in Section 14 of this Agreement. In the event that EYII refuses to file any action alleging any infringement of its intellectual property or defend any action, ARC may intervene in such action or file independent action all at its own expense in order to protect or defend the intellectual property rights.

6.
Product Warranty.  The Separator manufactured by or on behalf of EYII which shall be sold to customers of the Company, shall comply in all respects with all applicable United States chemical laws.  Except for this limited warranty, there are no other warranties, expressed or implied, granted to the ARC or any affiliate or customer including, but not limited to, any implied warranties of merchantability, fitness for a particular purpose or of non-infringement, and any such other warranties are expressly disclaimed by  EYII.

7.	Indemnification.

(a)
In the event any claim is made against the Company relating to violation of EYII’s intellectual property rights or a claim is made by a person alleging personal injury from the Separator, EYII agrees to indemnify and hold harmless the Company, ARC and their respective officers and directors (any an “Indemnified Party”) against all expenses including attorneys’ fees, judgments, fines and amounts paid in settlement.

(b)
Promptly after receipt by a person entitled to indemnification pursuant to the foregoing Section 7(a) of notice of the commencement of any action, or if a claim in respect thereof is to be or has been made against an Indemnified Party, Indemnified Party will promptly notify EYII in writing of the commencement thereof; but the omission so to notify EYII will not relieve it from any liability which it may have to any Indemnified Party except to the extent EYII is prejudiced by the delay or failure to notify it.  In case any such action is brought against an Indemnified Party, and it notifies EYII of the commencement thereof, EYII will be entitled to participate in, and to assume the defense thereof, subject to the provisions herein stated, with counsel reasonably satisfactory to the Indemnified Parties, and after notice from EYII to the Indemnified Parties of its election so to assume the defense thereof, EYII will not be liable to the Indemnified Parties under this Section 7 for any legal or other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof.   The Indemnified Parties shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of EYII if EYII has assumed the defense of the action with counsel reasonably satisfactory to the Indemnified Parties; provided that the fees and expenses of such counsel shall be at the expense of EYII if (i) the employment of such counsel has been specifically authorized in writing by EYII or (ii) the named parties to any such action (including any impleaded parties) include both the Company or parties and EYII and, in the judgment of EYII, it is advisable for the Indemnified Parties to be represented by separate counsel (in which case EYII shall not have the right to assume the defense of such action on behalf of the Company or parties, it being understood, however, that EYII shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys for the Company or Indemnified Parties. No settlement of any action against an Indemnified Party shall be made without the consent of EYII, which shall not be unreasonably withheld in light of all factors of importance to EYII.

8.	Termination.

(a)
 EYII may terminate this Agreement upon the filing of a petition in bankruptcy against ARC which has not been dismissed within 30 days of filing or the filing of a petition in bankruptcy by ARC or in the event that the Company fails to receive the capital committed by ARC within  ten days of the signing of this Agreement.

(b)
ARC may terminate this Agreement upon the filing of a petition in bankruptcy against EYII which has not been dismissed within 30 days of filing or the filing of a petition in bankruptcy by EYII.  In the event this Agreement is terminated pursuant to this Section, EYII will sell, transfer, convey, assign and deliver to the Company sufficient EYII intellectual property to allow Company to continue to sell the Separator.

9.
Dissolution.  EYII and ARC agree that if any portion of the capital contributed to the Company by ARC is in the form of a loan, line of credit, multi-stage financing or similar type of funding, and any of the funds contemplated by such loan, line of credit, multi-stage financing or similar type of funding cease or fail to be available to the Company upon request, provided that it may not cease prior to December 30, 2014,  EYII shall have the power to cause this Agreement to terminate.

10.
 Severability.  In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

11.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

12.	Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.

13.
Notices and Addresses.  All notices, offers, acceptance and any other acts under this Agreement (except payment) shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar overnight next business day delivery, or by facsimile delivery followed by overnight next business day delivery, as follows:

      To EYII, Inc.:
       Address to be added

To ARC Inc:  Mario Faraone
     Published Corporate address

or to such other address as any of them, by notice to the other may designate from time to time.  The transmission confirmation receipt from the sender’s facsimile machine shall be evidence of successful facsimile delivery.  Time shall be counted from the date of transmission.

14.
Attorneys’ Fees.  In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and expenses (including such fees and costs on appeal).

15.
Oral Evidence.  This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral and written agreements between the parties hereto with respect to the subject matter hereof.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party or parties against which enforcement or the change, waiver discharge or termination is sought.

16.
Additional Documents.  The parties hereto shall execute such additional instruments as may be reasonably required by their counsel in order to carry out the purpose and intent of this Agreement and to fulfill the obligations of the parties hereunder.

17.
Governing Law and Exclusive Jurisdiction of Disputes. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Wyoming without regard to choice of law considerations.  The courts of the State of Wyoming shall have exclusive jurisdiction over any cause or controversy arising under the terms of this Agreement or between the parties as the result of any act taken or failure to act not taken by either party pursuant to this Agreement.

18.
Section or Paragraph Headings.  Section headings herein have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any matter, or be deemed to interpret in whole or in part any of the terms or provisions of this Agreement.

19.
Force Majeure.  Any party shall each be excused from any delay in performance or for non-performance of any of the terms and conditions of this Agreement caused by any circumstances beyond their respective control, including, but not limited to, any Act of God, fire, flood, or government regulation, direction or request, or accident, labor dispute, unavoidable breakdown, civil unrest or disruption.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EYII LLC

By: /s/ Stephen D. Cummins
       Stephen D. Cummins, Manager

Allied Recycling Corp

By: /s/ Mario Faraone
       Mario Faraone, President

Virtual Sourcing, Inc.

By: /s/ Mario Faraone
       Mario Faraone, Chairman